Exhibit 10.5

R.R. Donnelley & Sons Company

Nonqualified Deferred Compensation Plan

(amended and restated effective January 1, 2008)

-i-

-ii-

-iii-

R.R. DONNELLEY & SONS COMPANY

NONQUALIFIED DEFERRED COMPENSATION PLAN

(amended and restated effective January 1, 2008)

ARTICLE I

PURPOSE

The purpose of the Plan is to provide specified payments to a select group of management or highly compensated Employees who contribute materially to the continued growth, development and success of R.R. Donnelley & Sons Company, a Delaware corporation, and its subsidiaries that participate in the Plan. The Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.

The Plan replaces the R.R. Donnelley & Sons Company Nonqualified Deferred Compensation Plan effective April 1, 2002 (the “Prior Plan”). Amounts deferred (and earnings thereon) before January 1, 2005 shall be governed by the terms of the Prior Plan to the extent that a Participant was fully vested on January 1, 2005 in such amounts and earnings. To the extent a Participant was not vested in such amounts and earnings, they shall be governed before the effective date of the Plan by the terms of the Prior Plan, as modified by the Benefits Committee to comply with section 409A of the Code. Amounts deferred (and earnings thereon) on and after January 1, 2005 and before January 1, 2008 shall also be governed by the terms of the Prior Plan, as modified by the Benefits Committee to comply with section 409A of the Code. Notwithstanding the foregoing, all distribution elections submitted under the Prior Plan shall remain valid and may only be changed in accordance with the provisions of the Plan or IRS Notice 2007-86, 2006-79 or 2005-1.

ARTICLE II

DEFINITIONS

For the purposes of the Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the meanings set forth below.

2.1	“Account” shall mean, with respect to a Participant, the entry on the records of the Company equal to the sum of the Participant’s (i) Deferral Account and (ii) Company Contribution Account.

2.2	“Administrator” shall be the person appointed pursuant to Section 13.2 to administer the Plan upon a Change in Control.

2.3	“Adverse Determination” means a Determination that is a denial, reduction or termination of, or a failure to provide or make payment (in whole or in part) with respect to a Claim, including any such denial, reduction, termination or failure to provide or make payment that is based on a determination of an Employee’s or former Employee’s eligibility to participate in the Plan.

2.4	“Affiliate” shall mean (a) a corporation that is a member of the same controlled group of corporations (within the meaning of section 414(b) of the Code) as an Employer, (b) a trade or business (whether or not incorporated) under common control (within the meaning of section 414(c) of the Code) with an Employer, (c) any organization (whether or not incorporated) that is a member of an affiliated service group (within the meaning of section 414(m) of the Code) that includes (i) an Employer, (ii) a corporation described in clause (a) of this definition or (iii) a trade or business described in clause (b) of this definition, or (d) any other entity that is required to be aggregated with an Employer pursuant to regulations promulgated under section 414(o) of the Code by the U.S. Treasury Department. A corporation, trade or business or entity shall be an Affiliated employer only for such period or periods of time during which such corporation, trade or business or entity is described in the preceding sentence.

2.5	“Annual Bonus” shall mean compensation relating to services performed during a calendar year, regardless of whether such compensation is paid in such calendar year or included on an IRS Form W-2 for such calendar year, that is payable to a Participant as an Employee under any Employer’s annual cash bonus plan or annual cash incentive plan, provided that such compensation has been designated by the Benefits Committee to be eligible for deferral under the Plan.

2.6	“Annual Deferral Amount” shall mean that portion of a Participant’s Base Salary and Annual Bonus that the Participant defers and is withheld from the Participant’s compensation in accordance with Article IV for a Plan Year.

2.7	“Appeal” shall mean a request by a Claimant to the Benefits Committee to review an Adverse Determination.

2.8	“Base Salary” shall mean a Participant’s cash compensation for a calendar year relating to services performed during such calendar year, excluding bonuses, commissions, overtime, fringe benefits, stock options, relocation expenses, incentive payments, non-monetary awards, and other fees, and automobile and other allowances paid to the Participant. Base Salary shall also include compensation voluntarily deferred or contributed by the Participant pursuant to all qualified and nonqualified plans of his or her Employer and amounts not otherwise included in the Participant’s gross income under sections 125 and 402(e)(3) of the Code pursuant to plans established or maintained by his or her Employer; provided, however, that all such amounts shall be considered Base Salary only to the extent that had there been no such plan, the amount would have been payable in cash to the Participant.

2.9	“Beneficial Owner” shall have the meaning defined in Rule 13d-3 under the Securities Exchange Act of 1934.

2.10	“Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article XI, entitled to receive benefits under the Plan upon the death of a Participant.

2.11	“Benefits Committee” shall mean the committee described in Section 13.1.

2.12	“Board” shall mean the board of directors of the Company.

2.13	“Change in Control” shall be deemed to have occurred with respect to a Participant on the date the conditions set forth in any one of the following subparagraphs shall have been satisfied.

(a)	Change in Ownership. Any Person, or more than one Person acting as a group, is or becomes the Beneficial Owner, directly or indirectly, of securities of the Participant’s Employer representing more than fifty percent (50%) of the total fair market value or total voting power of the Participant’s Employer’s then outstanding securities.

(b)	Change in Effective Control. Any Person, or more than one Person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition of the Participant’s Employer’s securities by such Person or Persons) ownership of fifty percent (50%) or more of the total voting power of the Participant’s Employer’s then outstanding securities.

(c)

Change in Board Composition. A majority of the members of the Participant’s Employer’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by at least two-thirds ( 2/3) of the directors before such appointment or election.

(d)

Change in Asset Ownership. Any Person, or more than one Person acting as a group, who is not a Related Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition of assets of the Participant’s Employer by such Person or Persons) all or substantially all of the assets of the Participant’s Employer having a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of such Employer immediately before such acquisition or acquisitions. “Related Person” shall mean (i) a stockholder of the Participant’s Employer who receives assets of such Employer in exchange for the stockholder’s stock; (ii) a Person, or more than one Person acting as a group, in which the Employer owns directly or indirectly at least fifty percent (50%) of the total value or voting power; or (iii) an entity at least fifty percent (50%) owned, directly or indirectly, by a Person or Persons described in clause (ii).

A Change in Control shall also occur if any of the four circumstances described in clause (a), (b), (c) or (d) above shall occur with respect to (i) the Company and any other corporation that is a direct or indirect owner of more than fifty percent (50%) of the total fair market value and total voting power of the Participant’s Employer or (ii) the corporation(s) that are liable for the payment of the Participant’s vested Account balance. The foregoing to the contrary notwithstanding, a Change in Control shall not occur with respect to a Participant if (i) a Potential Change in Control related to such Change in Control involves a publicly announced transaction or publicly announced proposed transaction which at the time of the announcement has not been previously approved by the Board and (ii) the Participant is part of the purchasing group proposing such a transaction. A Change in Control also shall not occur with respect to a Participant if the Participant is part of a purchasing group which consummates the Change in Control transaction. The Participant shall be a part of the purchasing group for purposes of the two preceding sentences if the Participant is an equity participant, or has agreed to become an equity participant, in the purchasing group (except for passive ownership of less than five percent (5%) of the equity of the purchasing group).

Notwithstanding the foregoing, the Benefits Committee shall interpret all provisions relating to a Change in Control in a manner that is consistent with applicable tax law.

2.14	“Change in Control Benefit” shall have the meaning set forth in Article VII.

2.15	“Claim” shall mean an initial request to the Benefits Committee for a payment or for a request of a determination of eligibility to participate in the Plan. If the procedure described in Section 15.2 is not followed, the request shall not be considered.

2.16	“Claimant” shall have the meaning set forth in Section 15.1.

2.17	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.18	“Company” shall mean R.R. Donnelley & Sons Company, a Delaware corporation, and any successor to all or substantially all of the Company’s assets or business.

2.19	“Company Contribution Account” shall mean an account established on the Company’s books and records on behalf of a Participant to which amounts are credited and debited in accordance with the Plan, less all distributions made to the Participant or his or her Beneficiary pursuant to the Plan that relate to the Participant’s Company Contribution Account.

2.20	“Company Contribution Amount” shall mean, for any Plan Year, the amount determined in accordance with Section 4.5.

2.21	“Deferral Account” shall mean an account established on the Company’s books and records on behalf of a Participant to which amounts are credited and debited in accordance with the Plan, less all distributions made to the Participant or his or her Beneficiary pursuant to the Plan that relate to the Participant’s Deferral Account.

2.22	“Determination” means the Claims Administrator’s decision with respect to a Claim or an Appeal.

2.23	“Distribution Date” shall mean the date on which a Participant’s vested Account balance shall become distributable. Subject to Section 8.2, a Participant’s Distribution Date shall be:

(a)	the next day after the expiration of the six-month period immediately following the date on which the Participant has a Separation from Service or Retirement, if the Participant is a Specified Employee;

(b)	the first day of the Plan Year immediately following the Plan Year in which the Participant has a Separation from Service or Retirement, if the Participant is not a Specified Employee;

(c)	if (i) the Participant has elected a Change in Control Benefit and (ii) a Change in Control occurs before the Participant’s Separation from Service, Retirement or death, the date on which the Change in Control occurs;

(d)	if a Participant dies before the distribution of his or her vested Account balance commences, the date on which the Benefits Committee is provided with evidence satisfactory to the Benefits Committee of the Participant’s death; or

(e)	in the case of a Scheduled Distribution, the business day occurring immediately before the date of the Scheduled Distribution.

2.24	“Election Form” shall mean the form established from time to time by the Benefits Committee that a Participant must complete, sign and return to the Benefits Committee in order to make a valid deferral election under the Plan.

2.25	“Employee” shall mean an individual (i) whose employment relationship with an Employer is, under common law, that of an employee and (ii) who has not experienced a Separation from Service.

2.26	“Employer” shall mean the Company or any of its subsidiaries that participates in the Plan.

2.27	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.28	“Measurement Fund” shall mean a common trust fund, mutual fund or other collective investment vehicle selected by the Benefits Committee to serve as a benchmark for determining the rate of return on a Participant’s Account, to the extent the Participant elected to have his or her Account deemed invested in such Measurement Fund in accordance with Section 4.7.

2.29	“Participant” shall mean any Employee who is selected to participate in the Plan by the Benefits Committee and who submits properly executed Election and Beneficiary Designation Forms.

2.30	“Person” shall have the meaning given in section 3(a)(9) of the Securities Exchange Act of 1934, as modified and used in sections 13(d) and 14(d) thereof; provided, however, that a Person shall not include (i) the Company or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

2.31	“Plan” shall mean the R.R. Donnelley & Sons Company Nonqualified Deferred Compensation Plan, effective January 1, 2008, which shall be evidenced by this instrument, as it may be amended from time to time.

2.32	“Plan Agreement” shall mean a written agreement in a form approved by the Benefits Committee as may be amended from time to time, which is entered into by and between an Employer and a Participant. Each Plan Agreement shall apply to the entire benefit to which such Participant is entitled under the Plan; should there be more than one Plan Agreement, the Plan Agreement bearing the latest date of acceptance by the Employer shall supersede all previous Plan Agreements in their entirety and shall govern such entitlement. The terms of any Plan Agreement may be different for any Participant, and any Plan Agreement may provide additional benefits not set forth in the Plan or limit the benefits otherwise provided under the Plan; provided, however, that any such additional benefits or benefit limitations must be agreed to by both the Employer and the Participant.

2.33	“Plan Year” shall mean a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year.

2.34	“Potential Change in Control” shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

(a)	a Participant’s Employer enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(b)	a Participant’s Employer or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control; or

(c)

any Person who is or becomes the Beneficial Owner, directly or indirectly, of securities of a Participant’s Employer representing 9 1/2 % or more of the combined voting power of such Employer’s then outstanding securities increases such Person’s beneficial ownership of such securities by 5% or more over the percentage so owned by such Person on the date hereof.

2.35	“Quarterly Installment Method” shall be payments of quarterly installments over the number of years selected by the Participant in accordance with the Plan, calculated as follows: (i) for the first quarterly installment, the Participant’s vested Account balance shall be calculated as of the close of business on the business day immediately preceding the Participant’s Distribution Date by multiplying the vested Account balance by a fraction, the numerator of which is one and the denominator of which is the number of quarterly installments to be paid; and (ii) for remaining quarterly installments, the Participant’s vested Account balance shall be calculated on the last business day of the applicable remaining calendar quarter by multiplying the then vested Account balance by a fraction, the numerator of which is one and the denominator of which is the number of remaining quarterly installments to be paid (including the then current payment).

2.36	“Restatement Date” shall mean January 1, 2008, the effective date of the amendment and restatement of the Plan, as evidenced by this instrument.

2.37	“Retirement” shall mean an Employee’s separation from service with the Employers, as described in Treasury Regulation § 1.409A-1(h), on or after age 55 with five Years of Service for any reason other than a leave of absence or death or disability.

2.38	“Scheduled Distribution” shall mean the first day of the calendar year designated by a Participant who elects on an Election Form to receive all or a portion of his or her Annual Deferral Amount in the form of a Scheduled Distribution. The Plan Year designated by the Participant must be at least three Plan Years after the end of the Plan Year to which the Participant’s deferral election relates. For example, if a Participant elects a Scheduled Distribution of his or her Account attributable to the Annual Deferral Amount earned in the Plan Year commencing January 1, 2008, the earliest Plan Year that may be elected by the Participant for the Scheduled Distribution is 2012 and the Scheduled Distribution would become payable on January 1, 2012.

2.39	“Separation from Service” shall mean separation from service with the Employers, other than a Retirement, as described in Treasury Regulation § 1.409A-1(h) or in Section 4.4.

2.40	“Specified Employee” shall mean any Participant whom the Benefits Committee, in its sole discretion, determines is a “specified employee” within the meaning of section 409A(a)(2)(B)(i) of the Code, in accordance with the terms of the Specified Employee Determination Procedure, attached hereto as Appendix A.

2.41	“Treasurer” shall mean the Treasurer of the Company. In the event of the temporary absence of the Treasurer, whether due to illness, disability or otherwise, or upon the resignation or removal of the Treasurer, the individual who performs substantially similar duties with respect to the Plan (regardless of the individual’s title with the Company) shall be deemed to be the Treasurer for purposes of the Plan.

2.42	“Trust” shall mean one or more trusts established pursuant to the Master Trust Agreement dated as of April 1, 2002 between the Company and the Trustee.

2.43	“Trustee” shall have the same meaning as that term is defined in the Trust, as amended from time to time.

2.44	“Unforeseeable Emergency” shall mean a severe financial hardship to a Participant resulting from (i) an illness or accident of the Participant or the Participant’s spouse, a dependent or Beneficiary, (ii) a loss of the Participant’s property due to casualty (or the need to rebuild a home following damage not otherwise covered by insurance), or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Benefits Committee.

2.45	“Vice President” shall mean the Vice President, Benefits, of the Company. In the event of the temporary absence of the Vice President, Benefits, whether due to illness, disability or otherwise, or upon the resignation or removal of the Vice President, Benefits, the individual who performs substantially similar duties with respect to the Plan (regardless of the individual’s title with the Company) shall be deemed to be the Vice President, Benefits.

2.46	“Years of Service” shall mean the total number of full years in which a Participant has been employed by one or more Employers. For purposes of this definition, a year of employment shall be a 365 day period (or 366 day period in the case of a leap year) that, for the first year of employment, commences on the Employee’s date of hiring and that, for any subsequent year, commences on an anniversary of that hiring date. The Benefits Committee shall make a determination as to whether any partial year of employment shall be counted as a Year of Service.

ARTICLE III

ELIGIBILITY, ENROLLMENT, PARTICIPATION

Section 3.1. Selection by Benefits Committee. The Benefits Committee shall select Employees who are eligible to participate in the Plan from a select group of management or highly compensated Employees designated by the Benefits Committee.

Section 3.2. Enrollment and Commencement of Participation.

(a) Completion of Forms. Each selected Employee who elects to participate in the Plan shall complete, execute and return to the Benefits Committee, no later than the date selected by the Benefits Committee in its sole discretion, an Election Form and a Beneficiary Designation Form before the first day of the Plan Year in which the Employee’s participation is to begin with respect to Base Salary and Annual Bonus to be earned by the Employee in such Plan Year. An Employee who first is selected to participate in the Plan for a Plan Year after the first day of such Plan Year must complete the requirements described in this Section 3.2(a) within 30 days after he or she first becomes eligible to participate in the Plan, or earlier, as may be required by the Benefits Committee, in its sole discretion, in order to participate in the Plan for such Plan Year. Such an Employee shall not be permitted to defer under the Plan any portion of his or her Base Salary or Annual Bonus that is payable with respect to services performed before the Employee commences participation in the Plan. In addition, the Benefits Committee shall establish from time to time such other enrollment requirements as it determines, in its sole discretion, are necessary or desirable.

(b) Participation. Each selected Employee who enrolls in the Plan pursuant to Section 3.2(a) shall commence participation in the Plan on the date that the Benefits Committee determines, in its sole discretion, that the Employee has met all enrollment requirements set forth in the Plan and required by the Benefits Committee, including returning all required documents to the Benefits Committee within the specified time period. If an Employee fails to meet all requirements contained in this Section 3.2 within the period required, then the Employee shall not be eligible to participate in the Plan during the relevant Plan Year.

Section 3.3. Termination of a Participant’s Eligibility. If the Benefits Committee determines that a Participant no longer qualifies as a member of a select group of management or highly compensated employees (within the meaning of sections 201(2), 301(a)(3) and 401(a)(l) of ERISA), then the Benefits Committee shall (i) terminate any deferral election the Participant has made for the remainder of the Plan Year in which the Benefits Committee makes such determination and (ii) take any further action that the Benefits Committee deems appropriate. In the event that a Participant is no longer eligible to defer compensation under the Plan, the Participant’s Account balance shall continue to be governed by the terms of the Plan until such time as the Participant’s vested Account balance is paid in accordance with the terms of the Plan.

ARTICLE IV

ANNUAL DEFERRALS, COMPANY CONTRIBUTIONS, DEEMED INVESTMENTS, TAXES, ETC.

Section 4.1. Annual Deferral Amounts.

(a) Base Salary and Annual Bonus. A Participant may elect to defer any whole percentage of his or her Base Salary and any whole percentage of his or her Annual Bonus, provided that the percentage of Base Salary that may be deferred cannot exceed 50%. The minimum Annual Deferral Amount is $2,000, in any combination of whole percentages of Base Salary and Annual Bonus. The Participant’s election shall apply to Base Salary earned in the Plan Year with respect to which the election applies and the Base Salary earned in the immediately succeeding Plan Year to the extent that the last payroll period beginning in the Plan Year to which the Participant’s election applies extends into such succeeding Plan Year.

(b) Short Plan Year. Notwithstanding the foregoing, if an Employee becomes a Participant after the first day of a Plan Year, the minimum Annual Deferral Amount shall be an amount equal to $2,000, multiplied by a fraction, the numerator of which is the number of complete months remaining in the Plan Year after the Employee becomes a Participant and the denominator of which is 12.

Section 4.2. Deferral Elections.

(a) First Plan Year. In connection with a Participant’s commencement of participation in the Plan, the Participant shall make an irrevocable election on an Election Form specifying the whole percentages of Base Salary and Annual Bonus for the Plan Year that he or she wishes to defer that are earned after the election is made. The Participant shall also specify on the Election Form the form in which his vested Account balance shall be paid in case of the Participant’s Separation from Service and the form in which the payment shall be made if the Participant’s Separation from Service is on account of his or her Retirement. For an election to be valid, the Election Form must be completed and signed by the Participant, timely delivered to the Benefits Committee (in accordance with Section 3.2), and accepted by the Benefits Committee.

(b) Subsequent Plan Years. For each succeeding Plan Year, an irrevocable deferral election for such a Plan Year, and such other elections as the Benefits Committee deems necessary or desirable under the Plan, shall be made by timely delivering a new Election Form to the Benefits Committee, in accordance with its rules and procedures, before the end of the Plan Year preceding the Plan Year for which the election is made. If no valid election is made for a Plan Year, the Annual Deferral Amount shall be zero for such Plan Year.

Section 4.3. Withholding and Crediting of Annual Deferral Amounts. For each Plan Year, the Base Salary portion of a Participant’s Annual Deferral Amount shall be withheld from each regularly scheduled Base Salary payment to the Participant in substantially equal amounts, as adjusted from time to time for increases and decreases in his or her Base Salary, and shall be credited to the Participant’s Deferral Account on the regularly scheduled Base Salary payment date. The Annual Bonus portion of the Annual Deferral Amount shall be withheld on the date the Annual Bonus is or otherwise would be paid to the Participant, regardless of whether payment occurs during the Plan Year itself, and shall be credited to the Participant’s Deferral Account on such date.

Section 4.4. Leave of Absence.

(a) Paid Leave. If a Participant is authorized by the Participant’s Employer to take a paid leave of absence from employment, the Annual Deferral Amount shall continue to be withheld during such paid leave of absence in accordance with Section 4.3 for a period not to exceed six months or, if longer, the period of such leave of absence as set forth in a written agreement between the Participant and his or her Employer. Upon the expiration of such relevant period, the Participant shall be deemed to have a Separation from Service, if the Participant has not returned to employment before such expiration.

(b) Unpaid Leave. If a Participant is authorized by the Participant’s Employer to take an unpaid leave of absence from the employment of the Employer for any reason, the Participant’s deferral election shall be cancelled for the remainder of the Plan Year. The Participant shall be deemed to have a Separation from Service six months after the beginning of such leave of absence if the duration of the leave is six months or longer, except that if the maximum period of the leave of absence is set forth in a written agreement between the Participant and his or her Employer, the Participant shall not have a Separation from Service due to the leave unless the Participant does not return to work with an Employer before the expiration of the maximum leave of absence set forth in such agreement.

Section 4.5. Company Contribution Amount.

(a) Employment Agreements. For each Plan Year, the Company shall credit amounts to a Participant’s Company Contribution Account in accordance with employment or other agreements entered into between the Participant and his or her Employer. Such amounts shall be credited on the date or dates prescribed by such agreements.

(b) Discretionary. For each Plan Year, the Company, in its sole discretion, may, but is not required to, credit any amount it desires to any Participant’s Company Contribution Account, which amount shall be for that Participant the Company

Contribution Amount for that Plan Year. The amount so credited to a Participant may be smaller or larger than the amount credited to any other Participant, and the amount credited to any Participant for a Plan Year may be zero, even though one or more other Participants receive a Company Contribution Amount for that Plan Year. The Company Contribution Amount described in this Section 4.5, if any, shall be credited as of the last day of the Plan Year. If a Participant is not employed by an Employer as of the last day of a Plan Year other than by reason of his or her Retirement, disability or death while employed, the Annual Company Contribution Amount for that Plan Year shall be zero.

Section 4.6. Vesting.

(a) Deferral Account. A Participant shall at all times be 100% vested in his or her Deferral Account.

(b) Company Contribution Account. The Benefits Committee, in its sole discretion, shall determine over what period of time and in what percentage increments a Participant shall vest in his or her Company Contribution Account. The Benefits Committee may credit some Participants with larger or smaller vesting percentages than other Participants, and the vesting percentage credited to any Participant for a Plan Year may be zero, even though one or more other Participants have a greater vesting percentage credited to them for that Plan Year.

(c) Accelerated Vesting. In the event of a Change in Control or upon a Participant’s Retirement or death while employed by an Employer, a Participant’s Company Contribution Account shall immediately become 100% vested, except to the extent that the Benefits Committee determines that the acceleration of vesting would cause the deduction limitations of section 280G of the Code to apply. The Participant may request independent verification of the Benefits Committee’s calculations with respect to the application of the deduction limitations of section 280G of the Code. If the Participant requests an independent verification, the Benefits Committee must provide to the Participant within 90 days of such a request an opinion, along with supporting calculations, from a nationally recognized accounting firm selected by the Participant (the “Accounting Firm”) stating that it is the Accounting Firm’s opinion that the vesting of the Participant’s Company Contribution Account would cause the deduction limitations of section 280G of the Code to apply. The cost of such opinion and calculations shall be paid for by the Company.

Section 4.7. Deemed Investments.

(a) Election of Measurement Funds. A Participant, in connection with his or her deferral elections pursuant to Section 4.2, shall elect on the Election Form, in increments of 1%, the percentage of his Annual Deferral Amounts and Company Contribution Amounts that shall be deemed to be invested in one or more Measurement Funds. If a Participant does not elect any Measurement Fund, such amounts shall automatically be allocated into the lowest-risk Measurement Fund, as determined by the Benefits Committee in its sole discretion. A Participant may elect, by submitting an Election Form to the Benefits Committee that is accepted by the Benefits Committee, to change the percentage of such amounts deemed to be invested in one or more Measurement Funds, or to change the portion of his or her Account balance deemed to be invested in one or more Measurement Funds, by specifying the whole percentage of such amounts or Account balance that is to be deemed invested in each

Measurement Fund. Any such election shall apply as of the first business day deemed reasonably practicable by the Benefits Committee, in its sole discretion, and shall continue thereafter for each subsequent day in which the Participant participates in the Plan, unless changed in accordance with the previous sentence.

(b) Selection of Measurement Funds. The Benefits Committee may, in its sole discretion, discontinue, substitute or add a Measurement Fund at any time. Each discontinuance, substitution or addition of a Measurement Fund shall take effect as of the first day of the first calendar month that begins at least 30 days after the day on which the Benefits Committee gives Participants written notice of such discontinuance, substitution or addition.

(c) Crediting or Debiting Method. The performance of each Measurement Fund (either positive or negative) shall be determined by the Benefits Committee, in its reasonable discretion, based on the performance of the investment vehicles upon which the Measurement Funds are based. In determining the value of each Measurement Fund, the Benefits Committee may establish the value of the Measurement Fund at a lower amount than the investment vehicle upon which such Measurement Fund is based to take into account expenses incurred in the administration of the Plan. A Participant’s Account shall be credited or debited on a daily basis to the extent values of the investment vehicles upon which the Measurement Funds elected by the Participant are based are available.

(d) No Actual Investment. Notwithstanding any other provision of the Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only and shall not be considered or construed in any manner as an actual investment of a Participant Account in any such Measurement Fund. In the event that the Company or the Trustee decides to invest funds of the Trust in any or all of the investments on which the Measurement Funds are based, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant’s Account balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company or the Trust. The Participant shall at all times remain an unsecured creditor of the Company.

Section 4.8. No Crediting of Amounts after Account Distribution. Notwithstanding any provision in the Plan to the contrary, should the complete distribution of a Participant’s vested Account balance occur before the date on which any portion of the Participant’s Annual Deferral Amount or the Company Contribution Amount would be credited to the Participant’s Account, such portion of the Participant’s Annual Deferral Amount shall be paid to the Participant on or before the March 15th occurring immediately after the end of the year in which the Annual Deferral Amount and the Company Contribution Amount would have been credited to the Participant’s Account and such Company Contribution Amount shall be forfeited.

Section 4.9. FICA and Other Taxes.

(a) Annual Deferral Amounts. For each Plan Year in which an Annual Deferral Amount is being withheld from a Participant’s current compensation, the Participant’s Employer(s) shall withhold from the Participant’s Base Salary and Annual Bonus that are not being deferred, as applicable, in a manner determined by the Company, the Participant’s share of FICA and other taxes on such Annual Deferral Amount. If necessary, the Benefits Committee may reduce the Annual Deferral Amount in order to comply with this Section 4.9(a).

17

(b) Company Contribution Account. When a Participant becomes vested in a portion of his or her Company Contribution Account, the Participant’s Employer(s) shall withhold from the portion of the Participant’s Base Salary or Annual Bonus (or both) that is not deferred the Participant’s share of FICA and other taxes on such Company Contribution Amount. If necessary, the Benefits Committee may reduce the vested portion of the Participant’s Company Contribution Account, as applicable, in order to comply with this Section 4.9(b).

(c) Distributions. The Participant’s Employer(s), or the Trustee, shall withhold from any payments made to a Participant under the Plan all federal, state and local income, employment and other taxes required to be withheld by the Employer(s), or the Trustee, in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Company or the Trustee.

ARTICLE V

RETIREMENT BENEFIT

Section 5.1. Retirement Benefit. A Participant shall become fully vested in his or her Account balance upon his or her Retirement. The Participant’s Account balance shall be determined as of the close of business on the business day immediately preceding the Participant’s Distribution Date. A Participant, in connection with his or her commencement of participation in the Plan following the Restatement Date, shall be entitled to elect on an Election Form to receive his or her Account balance on account of Retirement in a lump sum or pursuant to the Quarterly Installment Method for a maximum period of 15 years.

Section 5.2. Payment of Retirement Benefit. Subject to Section 9.2, payment of a Participant’s Account balance on account of his or her Retirement shall be made, or shall commence, within 60 days of the Participant’s Distribution Date according to the Participant’s direction on the most recently filed Election Form, provided that the conditions set forth in Article IX are satisfied, and provided further that if the amount of the Participant’s Account, added together with the Participant’s interests under all other plans and arrangements of the same type within the meaning of Treasury Regulation § 1.409A-1(c)(2), is not greater than the then applicable dollar limit under section 402(g)(1)(B), then the Participant’s Account balance shall be paid in a lump sum. If a Participant has not made a valid election regarding the form of payment of his or her vested Account balance on account of Retirement (and, if applicable, the election does not satisfy the conditions set forth in Article IX), then such Account balance shall be paid, subject to Section 9.2, in a cash lump sum.

ARTICLE VI

SEPARATION FROM SERVICE BENEFIT

Section 6.1. Separation from Service Benefit. A Participant who has a Separation from Service shall be entitled to receive his or her vested Account balance, calculated as of the close of business on the business day immediately preceding the Participant’s Distribution Date. A Participant, in connection with the Participant’s commencement of participation in the Plan, shall elect on an Election Form to receive his or her vested Account balance on account of his or her Separation from Service in a lump sum or pursuant to the Quarterly Installment Method for a period of years not to exceed five.

Section 6.2. Payment of Separation from Service Benefit. Subject to Section 9.2, payment of a Participant’s vested Account balance on account of his or her Separation from Service shall be made, or shall commence, within 60 days of the Participant’s Distribution Date according to the Participant’s direction on the most recently filed Election Form, provided that the conditions set forth in Article IX are satisfied, and provided further that if the amount of the Participant’s Account, added together with the Participant’s interests under all other plans and arrangements of the same type within the meaning of Treasury Regulation § 1.409A-1(c)(2), is not greater than the then applicable dollar limit under section 402(g)(1)(B) of the Code, then the Participant’s Account balance shall be paid in a lump sum. If a Participant has not made a valid election regarding the form of payment of his or her vested Account balance on account of his or her Separation from Service (or, if applicable, the election does not satisfy the conditions set forth in Article IX), then such vested Account balance shall be paid, subject to Section 9.2, in a cash lump sum.

ARTICLE VII

CHANGE IN CONTROL BENEFIT

Section 7.1. Change in Control Benefit. Subject to Section 9.2(b) a Participant, in connection with his or her commencement of participation in the Plan, shall elect on an Election Form whether to (i) receive a Change in Control Benefit or (ii) have his or her Account balance remain in the Plan, subject to its terms and conditions, upon the occurrence of a Change in Control. If a Participant does not timely submit an election with respect to the payment of the Change in Control Benefit, then such Participant’s Account balance shall remain in the Plan upon a Change in Control and shall continue to be subject to the terms and conditions of the Plan.

Section 7.2. Payment of Change in Control Benefit. A Participant’s Change in Control Benefit shall be equal to the Participant’s Account balance, calculated as of the close of business on the date of the Change in Control, and shall be paid to the Participant in a cash lump sum within 60 days of the Participant’s Distribution Date.

ARTICLE VIII

SCHEDULED DISTRIBUTIONS; UNFORESEEABLE EMERGENCY PAYMENTS

Section 8.1. Scheduled Distributions. In connection with each election to defer an Annual Deferral Amount, a Participant may irrevocably elect to receive a Scheduled Distribution from the Plan with respect to all or a portion of such Annual Deferral Amount. A Scheduled Distribution shall be a single, lump sum cash payment in an amount that is equal to the portion of the Annual Deferral Amount the Participant elected to have distributed as a Scheduled Distribution, plus amounts credited or debited as described in Section 4.7 on such amount, calculated as of the close of business on the Distribution Date. Subject to the other terms and conditions of the Plan, including Section 9.2, each Scheduled Distribution occurring after the Restatement Date shall be paid within 60 days of the date of the Distribution Date.

Section 8.2. Other Payments Take Precedence Over Scheduled Distributions. If a Distribution Date occurs that triggers a payment under Article V, VI, VII or X or a payment is to be made pursuant to Section 8.3, then any amount subject to a Scheduled Distribution election shall not be paid in accordance with Section 8.1, to the extent it is payable pursuant to such other applicable Article. If a payment on account of an Unforeseeable Emergency is to be made pursuant to Section 8.3, then, to the extent necessary to satisfy the Unforeseeable Emergency, any amount subject to a Scheduled Distribution election shall not be paid in accordance with Section 8.1, but shall be paid in accordance with Section 8.3. Notwithstanding the foregoing, the Benefits Committee shall interpret this Section 8.2 in a manner that is consistent with applicable law.

Section 8.3. Unforeseeable Emergency.

(a) In General. A Participant who experiences an Unforeseeable Emergency may file a request with the Benefits Committee to receive a distribution from his or her vested Account balance equal to an amount reasonably necessary to satisfy his or her emergency financial need and pay any taxes and penalties reasonably anticipated as a result of the distribution. The Benefits Committee, in its sole discretion, shall determine whether the Participant has experienced an Unforeseeable Emergency. The Benefits Committee shall not make a distribution on account of an Unforeseeable Emergency to the extent that the emergency need may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets (to the extent such liquidation would not cause severe financial hardship) or by cessation of deferrals under the Plan. In making its determination, the Benefits Committee is not required to consider any amounts that are available under a tax-qualified plan (including any amount that may be available by obtaining a loan under such a plan) or under another nonqualified deferred compensation plan. The payment of any amount under this Section 8.3 shall be subject to Section 9.2. If the Benefits Committee grants a Participant’s request for a payment on account of an Unforeseeable Emergency, then the Participant’s deferral election under the Plan shall be cancelled for the remainder of the Plan Year or, if longer, for six months.

(b) Coordination with 401(k) Plan. If a Participant receives a hardship distribution within the meaning of Treasury Regulation § 1.401(k)-1(d)(3) under the RR Donnelley & Sons Company Savings Plan or any other plan with a cash or deferred arrangement within the meaning of section 401(k) of the Code that is maintained by an Affiliate, then the Participant’s deferral election under the Plan shall be cancelled, and the Participant shall not be permitted to defer any amounts under the Plan for a period of six months after he or she receives the hardship distribution. The participant shall be again eligible to defer compensation under the Plan upon the expiration of such six month period.

ARTICLE IX

CHANGES IN THE FORM OR TIMING OF PAYMENTS

Section 9.1. Participant Elective Changes. A Participant may change the form or timing of a payment of his or her vested Account balance only in accordance with this Section 9.1. A Participant who wishes to change the time or form of a previously elected payment must submit a new Election Form to the Benefits Committee, in accordance with any rules and procedures established by the Benefits Committee, at least 12 months before the Participant’s scheduled Distribution Date or date of his or her Scheduled Distribution. The first payment pursuant to the Participant’s new election must be at least five years after the Participant’s previously selected Distribution Date or date of Scheduled Distribution; and the new election shall have no effect until at least 12 months after the date on which such election is made.

Section 9.2. Other Changes.

(a) Section 162(m). The Company shall delay a payment to a Participant to the extent the Company reasonably anticipates that if the payment were made as scheduled, the Participant’s Employer would not be permitted fully to deduct the payment under section 162(m) of the Code, provided that the payment is made, at the Company’s discretion, either (i) during the Participant’s first taxable year in which the Company reasonably anticipates that the payment would be deductible for such year or (ii) during the period beginning with the date of the Participant’s Separation from Service and ending on the later of (w) the last day of the Employer’s taxable year in which the Participant’s Separation from Service occurs and (x) the fifteenth day of the third month following the Participant’s Separation from Service. If a payment is delayed to a date on or after the Participant’s Separation from Service, however, and the Participant is a Specified Employee on the date of his or her Separation from Service, then the payment is treated as a payment on account of the Participant’s Separation from Service. Thus, in the case of a delayed payment to such a Participant, the payment shall be made during the period beginning with the date that is six months after the Participant’s Separation from Service and ending on the later of (y) the last day of the Employer’s taxable year in which occurs the last day of the sixth month period beginning on the date after the Participant’s Separation from Service and (z) the fifteenth day of the third month following the last day of the sixth month beginning on the date after the Participant’s Separation from Service. The Participant’s Account shall continue to be adjusted in accordance with Section 4.7(c) until it is fully paid to the Participant or his or her Beneficiary.

(b) Payment upon Income Inclusion Under Section 409A. To the extent an amount deferred under the Plan is included in a Participant’s income as a result of a failure to comply with section 409A, the Plan shall distribute to the Participant in the year of inclusion an amount equal to the lesser of the amount included in the Participant’s income and the amount of the Participant’s vested Account balance.

(c) Payments That Would Violate Applicable Law. If the Company reasonably anticipates that a payment would violate a Federal securities law or other applicable law, then the payment shall be delayed until the earliest date the Company reasonably anticipates that the payment can be made without a violation of law.

ARTICLE X

DEATH BENEFIT

Section 10.1. Death Benefit. In the case of a Participant who dies before his or her vested Account balance has been paid in full, the Participant’s Beneficiary or Beneficiaries shall be entitled to receive the remainder of the Participant’s Account balance, calculated as of the close of business of the business day immediately preceding on the Participant’s Distribution Date.

Section 10.2. Payment of Death Benefit. The Death Benefit shall be paid to the Participant’s Beneficiary or Beneficiaries in a lump sum payment within 60 days of the Participant’s Distribution Date.

ARTICLE XI

BENEFICIARY DESIGNATION

Section 11.1. Beneficiary Designation. Each Participant shall have the right, at any time, to designate his or her Beneficiary or Beneficiaries (primary, as well as contingent) to receive the Participant’s vested Account balance upon the Participant’s death. A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Benefits Committee or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Benefits Committee’s rules and procedures, as in effect from time to time.

Section 11.2. Spousal Consent. If the Participant names someone other than his or her spouse as a Beneficiary, then the Benefits Committee may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Benefits Committee, executed by such Participant’s spouse and returned to the Benefits Committee. Upon the acceptance by the Benefits Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Benefits Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Benefits Committee prior to his or her death.

Section 11.3. Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Benefits Committee or its designated agent.

Section 11.4. No Beneficiary Designation. If a Participant fails to designate a Beneficiary or, if all designated Beneficiaries predecease the Participant or die before the complete distribution of the Participant’s vested Account balance, then the Participant’s designated Beneficiary shall be deemed to be his or her surviving spouse. If the Participant has no surviving spouse, the Participant’s vested Account balance shall be payable to the executor or personal representative of the Participant’s estate.

Section 11.5. Discharge of Obligations. The payment of a Participant’s vested Account balance under the Plan to the Participant’s Beneficiary or Beneficiaries shall fully and completely discharge all Employers and the Benefits Committee from all obligations under the Plan with respect to the Participant.

ARTICLE XII

PLAN AMENDMENT, TERMINATION OR LIQUIDATION

Section 12.1. Amendment. The Company shall have the right, at any time, to amend the Plan in whole or in part by the action of its board of directors, its Human Resources Committee or the Benefits Committee; provided, however, that: (i) no amendment shall be effective to decrease the value of a Participant’s Account balance, calculated as if the Participant had experienced a Separation from Service as of the effective date of the amendment and (ii) no amendment to this Section 12.1 or Section 13.2 after a Change in Control shall be effective, and provided further, that the Company’s Executive Vice President, Chief Administrative Officer shall have the right to amend the Plan, but only to the extent that such amendment: (i) is required or deemed advisable as the result of legislation or regulation; (ii) concerns solely routine ministerial or administrative matters; or (iii) does not concern routine ministerial or administrative matters but does not materially increase any cost to any Employer. No amendment to the Plan shall affect any Participant or Beneficiary who has become entitled to the payment of benefits under the Plan on or before the earlier of (i) the date of the amendment and (ii) the effective date of the amendment.

Section 12.2. Termination and Liquidation of Plan. The Plan may be terminated and payments hereunder may be accelerated in connection with the termination of the Plan (such payment acceleration referred to herein as a “liquidation” of the Plan) only if the conditions of subsection (a), (b), (c) or (d) of this Section 12.2 are satisfied. Until 60 days before the Plan is completely liquidated, or such other time reasonably anticipated by the Benefits Committee to permit an orderly liquidation of the Plan, the Measurement Funds available to Participants immediately before the termination of the Plan shall be comparable in number and type to those Measurement Funds available to Participants in the Plan Year preceding the Plan Year in which the termination of the Plan becomes effective.

(a) Corporate Dissolution or Bankruptcy Court Approval. The Company may terminate and liquidate the Plan with respect to the Participants who are Employees of one or more Employers (i) within 12 months of the dissolution of such Employer(s) that is taxed to stockholders under section 331 of the Code or (ii) with the approval of a bankruptcy court pursuant to 11 U.S.C. § 503(b)(1)(A), provided that all payments to each affected Participant are included in his or her gross income at the earlier of (x) the taxable year in which the payment is actually or constructively received by the Participant and (y) the latest of the following: (1) the calendar year in which the Plan termination and liquidation occurs; (2) the first calendar year in which the amount of the payment is no longer subject to a substantial risk of forfeiture; and (3) the first calendar year in which the payment is administratively practicable.

(b) Change in Control. The Plan may be terminated and liquidated with respect to Participants who are employees of an Employer that experiences a Change in Control at any time within 30 days before and 12 months after such Change in Control by the person who after the Change in Control is primarily liable for the payments under the Plan, provided that all plans, agreements and other arrangements that are of the same type (within the meaning of Treasury Regulation § 1.409A-1(c)(2)) as the Plan are terminated and liquidated with respect to each Participant who experienced the Change in Control, and provided further that all such Participants receive all compensation deferred under the Plan and all plans, agreements and other arrangements of the same type as the Plan within 12 months of the date all necessary actions to terminate and liquidate the Plan and such other plans, agreements and arrangements are irrevocably taken by the person primarily responsible for the payments thereunder.

(c) No New Plan for Three Years. The Company may liquidate and terminate the Plan with respect to one or more Employers if the following five conditions are satisfied: (i) there is not a downturn in the financial health of such Employer(s); (ii) all plans, programs and arrangements of the same type (within the meaning of Treasury Regulation § 1.409A-1(c)(2)) as the Plan in which any Participant employed by such Employer(s) participates are also terminated and liquidated; (iii) no payments are made under the Plan within 12 months following the date the Company terminates the Plan with respect to such Employer(s), other than payments that would be made if the Plan had not been terminated with the intent to liquidate the Plan; (iv) all payments are made within 24 months following the date of Plan termination; and (v) such Employer(s) do not establish a new plan of the same type for those Employees of such Employer(s) who had participated in the Plan within the three year period following the date the Company takes all necessary action to terminate and liquidate the Plan with respect to such Employer(s).

(d) Other Permissible Events. The Company may terminate and liquidate the Plan upon any other event or condition that the Internal Revenue Service may provide in a regulation, ruling or notice or other publication in the Internal Revenue Bulletin.

Section 12.3. Effect of Payment. The full payment of the Participant’s vested Account balance under of the Plan shall completely discharge all obligations to a Participant and his or her designated Beneficiaries under the Plan, and the Participant’s Plan Agreement shall terminate.

ARTICLE XIII

ADMINISTRATION

Section 13.1. Benefits Committee. Except as otherwise provided in this Article XIII, the Plan shall be administered by the Benefits Committee.

(a) Members. Treasurer and Vice President shall be members of the Benefits Committee. The Benefits Committee may appoint additional members to the Benefits Committee and may replace vacancies pursuant to procedures established in its by-laws.

(b) Benefits Committee Duties and Actions. The Benefits Committee shall have the authority to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan, (ii) decide or resolve any and all questions, including interpretations of the Plan, as may arise in connection with the Plan, and (iii) take any action as may be required or advisable for the proper administration of the Plan. Any individual serving on the Benefits Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Benefits Committee shall be entitled to rely on information furnished by a Participant or the Company. Any action taken by the Benefits Committee with respect to any one or more Participants shall not be binding on the Benefits Committee as to any action to be taken with respect to any other Participant. Each determination required or permitted under the Plan shall be made by the Benefits Committee in its sole and absolute discretion. The members of the Benefits Committee may allocate their responsibilities and may designate any other person or committee, including employees of the Company, to carry out any of their responsibilities with respect to administration of the Plan.

Section 13.2. Administration Upon Change In Control. Upon and after the occurrence of a Change in Control, the Plan shall be administered by an independent third party selected by the Trustee and approved by the individual who, immediately prior to the Change in Control, was the Company’s highest ranking officer (the “Ex-CEO”). Such independent third party (the “Administrator”) shall have the discretionary power to determine all questions arising in connection with the administration of the Plan and the interpretation of the Plan and Trust including, but not limited to benefit entitlement determinations. Upon a Change in Control and for a period of three years thereafter, the Administrator may be terminated (and a replacement appointed) by the Trustee only with the approval of the Ex-CEO. Upon a Change in Control and for a period of three years thereafter, the Company may not terminate the services of the Administrator.

Section 13.3. Agents. In the administration of the Plan, the Benefits Committee or, if applicable, the Administrator, may from time to time employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to any Employer.

Section 13.4. Binding Effect of Decisions. Any decision or action of the Benefits Committee or, if applicable, the Administrator, with respect to any matter arising out of or in connection with the administration, interpretation and application of the Plan shall be final, binding and conclusive upon all persons having any interest in the Plan and all persons claiming under any Participant, former Participant or Beneficiary.

Section 13.5. Indemnity. The Company shall: (i) pay all reasonable administrative expenses and fees of the Benefits Committee or, if any, the Administrator; and (ii) indemnify and hold harmless the Benefits Committee or, if any, the Administrator (or any delegate of either the Benefits Committee or the Administrator) against any and all claims, losses, damages, costs, expenses and liabilities including, without limitation, attorney’s fees and expenses arising in connection with the performance of its duties hereunder, except with respect to matters resulting from the gross negligence or willful misconduct of the Benefits Committee or, as applicable, the Administrator, or the employees or agents of either.

Section 13.6. Employer Information. To enable the Benefits Committee or, as the case may be, the Administrator, to perform its functions, the Company and each Employer shall supply full and timely information to the Benefits Committee or the Administrator as requested, on all matters relating to the compensation of the Participants, the date and circumstances of the Retirement, disability, death or Termination of Employment of the Participants, and such other pertinent information as the Benefits Committee or Administrator may reasonably require.

ARTICLE XIV

COORDINATION WITH OTHER BENEFITS

The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Participant’s Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

ARTICLE XV

CLAIMS AND APPEALS PROCEDURES

Section 15.1. Authority to Submit Claims. Any Participant or Beneficiary who believes that he or she is entitled to a payment under the Plan, including a payment greater than the payment initially determined by the Benefits Committee, may (or his or her duly authorized representative may) file a Claim in writing with the Benefits Committee. The Benefits Committee shall determine whether an individual is duly authorized to act on behalf of a Participant or Beneficiary in connection with a Claim and may establish reasonable procedures for making such a determination. Any such Participant, Beneficiary or duly authorized representative is referred to in the Plan as a Claimant.

Section 15.2. Procedure for Filing a Claim. In order for a communication from a Claimant to constitute a valid Claim, the communication must be delivered to the Benefits Committee in writing on the form designated by the Benefits Committee or in such other form as may be acceptable to the Benefits Committee.

Section 15.3. Initial Claim Review. The initial Claim review shall be conducted by the Benefits Committee, with or without the presence of the Claimant, as determined by the Benefits Committee in its discretion. The Benefits Committee shall consider the applicable terms and provisions of the Plan, information and evidence that is presented by the Claimant and any other information the Benefits Committee deems relevant. In reviewing the Claim, the Benefits Committee shall also consider determinations made within the immediately preceding 24 months of Claims of similarly situated Claimants.

Section 15.4. Claim Determination.

(a) The Benefits Committee shall make a Determination regarding a Claim and notify the Claimant of such Determination within a reasonable period of time, but in any event (except as described in Section 15.4(b) below) within 90 days after the Benefits Committee receives the Claim.

(b) The Benefits Committee may extend the period for making a Determination to a maximum of 90 additional days if the Benefits Committee determines that circumstances require an extension of time. The Benefits Committee shall notify the Claimant before the end of the initial 90-day period of the circumstances requiring the extension of time and the date by which the Benefits Committee expects to render a Determination.

Section 15.5. Manner and Content of Notification of Adverse Determination of a Claim. The Benefits Committee shall provide a Claimant with written or electronic notice of an Adverse Determination. Such notice shall:

(i)	specify the specific reason or reasons for the Adverse Determination;

(ii)	reference the specific provision(s) of the Plan on which the Adverse Determination is based;

(iii)	describe any additional material or information necessary for the Claimant to perfect the Claim and explain of why such material or information is necessary; and

(iv)	describe the Plan’s appeal procedure and the time limits applicable to such procedure, and include a statement describing the Claimant’s right to bring a civil action under section 502(a) of ERISA after an Adverse Determination of an appeal of a Claim.

Section 15.6. Procedure for Filing an Appeal of an Adverse Determination. In order for a communication from a Claimant to constitute a valid appeal, the communication must be submitted by a Claimant in writing on the form designated by the Benefits Committee, or in such other form as may be acceptable to the Benefits Committee, and delivered to the Benefits Committee within 60 days of the Claimant’s receipt of the notice of the Adverse Determination on the Claim. If the Benefits Committee does not receive a valid appeal within 60 days of the delivery to the Claimant of the notice of the Adverse Determination for the related Claim, the Claimant shall be barred from filing an appeal of such Claim and he or she shall be deemed to have failed to exhaust all administrative remedies under the Plan.

Section 15.7. Appeal Procedure. An appeal of an Adverse Determination shall be conducted by the Benefits Committee, with or without the presence of the Claimant, as determined by the Benefits Committee in its discretion. The Benefits Committee shall consider the applicable terms and provisions of the Plan, information and evidence that is presented by the Claimant (including all comments, documents, records and other information submitted by the Claimant without regard to whether such information was submitted or considered in the initial Determination) and any other information the Benefits Committee deems relevant. The Claimant shall be provided, upon request and free of charge, reasonable access to and copies of all relevant documents and shall be allowed to submit any supporting comments, documents, records and other information.

Section 15.8. Timing and Notification of the Determination of an Appeal.

(a) The Benefits Committee shall make a Determination regarding an appeal and notify the Claimant of its Determination within a reasonable period of time, but in any event (except as described in Section 15.8(b) below) within 60 days after the Benefits Committee receives the appeal.

(b) The Benefits Committee may extend the period for making the Determination of the appeal of denied Claim to a maximum of 60 additional days if the Benefits Committee determines that circumstances require an extension of time. The Benefits Committee shall notify the Claimant before the end of the initial 60-day period of the circumstances requiring the extension of time and the date by which the Benefits Committee expects to render a decision. If such an extension is due to a failure of the Claimant to submit information necessary to decide the appeal, the period in which the Benefits Committee is required to make a decision shall be tolled by the Benefits Committee from the date on which the Benefits Committee notifies the Claimant until the date the Benefits Committee has received the requested information from the Claimant. If the Claimant fails to respond to the Benefits Committee’s request for additional information within a reasonable time, the Benefits Committee may, in its discretion, render a Determination on the appeal based on the record before the Benefits Committee.

Section 15.9. Manner and Content of Notification of Adverse Determination of Appeal. The Benefits Committee shall provide a Claimant with written or electronic notice of any Adverse Determination of an appeal of a denial of a Claim. Such notice shall:

(i)	specify the reason or reasons for the Adverse Determination;

(ii)	reference the specific provision(s) of the Plan on which the Adverse Determination is based;

(iii)	state that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all relevant documents; and

(iv)	state that the Claimant has a right to bring a civil action under section 502(a) of ERISA.

Section 15.10. Delivery and Receipt. For purposes of the Article XV, any notice, Claim or document may be delivered in person; provided, however, that any notice sent by the Benefits Committee related to a Claim may be sent by facsimile or by electronic mail if there is a verifiable confirmation that such notice was received and the facsimile or electronic mail is followed by a hard copy sent by next business day courier service no later than the next business day. Any Claim or document sent to a Claimant shall be sent to the Claimant’s last known address. Any Claim or document that satisfies the requirements described in this Section 15.10 shall be deemed delivered and received on the earlier of (a) the date of its actual receipt, if receipt is evidenced in writing, (b) 10 days after deposit in the United States Mail, first class postage prepaid and return receipt requested, and (c) the date of confirmation of successful transmission of a facsimile or electronic mail. If the requirements described in this Section 15.10 are not satisfied, then the notice, Claim or document shall be deemed not delivered or received and not be effective.

Section 15.11. Limitation on Actions. No legal action, including without limitation any lawsuit, may be brought by a Claimant more than two years after the date the Claimant has received an Adverse Determination of his or her appeal of a Claim denial.

Section 15.12. Failure to Exhaust Administrative Remedies. No legal action may be brought by a Claimant who has not timely filed a Claim and an appeal of the denial of such Claim and otherwise exhausted all administrative remedies under the Plan.

ARTICLE XVI

TRUST

Section 16.1. Establishment of the Trust. The Company shall establish the Trust, and each Employer shall at least annually transfer over to the Trust such assets as the Company determines, in its sole discretion, are necessary to provide for the Employer’s liabilities created with respect to the Annual Deferral Amounts and Company Contribution Amounts for such Employer’s Participants, taking into consideration the value of the assets in the Trust attributable to such Employer’s liabilities at the time of the transfer.

Section 16.2. Investment of Trust Assets. The Trustee of the Trust shall be authorized, upon written instructions received from the Benefits Committee or investment manager appointed by the Benefits Committee, to invest and reinvest the assets of the Trust in accordance with the Trust Agreement.

Section 16.3. Interrelationship of the Plan and the Trust. The provisions of the Plan shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Employers and the creditors of the Employers to the assets transferred to the Trust. Each Employer shall at all times remain liable to carry out its obligations under the Plan and Trust.

Section 16.4. Distributions From the Trust. Each Employer’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer’s obligations under the Plan.

ARTICLE XVII

MISCELLANEOUS

Section 17.1. Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of section 401(a) of the Code and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of sections 201(2), 301(a)(3) and 401(a)(l) of ERISA. The Plan is also intended to comply with section 409A of the Code and the regulations promulgated thereunder. The Plan shall be administered and interpreted to the extent possible in a manner consistent with the intent expressed in this Section 17.1.

Section 17.2. Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of an Employer. For purposes of the payment of benefits under this Plan, any and all of an Employer’s assets shall be, and remain, the general, unpledged unrestricted assets of the Employer. An Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

Section 17.3. Employer’s Liability. An Employer’s liability for the payment of benefits shall be defined only by the Plan and the Plan Agreement, as entered into between the Employer and a Participant. An Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan and his or her Plan Agreement.

Section 17.4. Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise. Any attempt to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, except as specifically permitted under the Plan, shall be null and void and without legal effect.

Section 17.5. Withholding for Taxes. Notwithstanding anything contained in the Plan to the contrary, the Employers shall withhold from any distribution made under the Plan such amount or amounts as may be required for purposes of complying with the tax withholding provisions of the Code or any applicable State law for purposes of paying any tax attributable to any amounts distributable or creditable under the Plan. The Company may reduce a Participant’s Account to reflect employment taxes payable with respect to deferred compensation prior to the Participant’s termination of employment.

Section 17.6. Immunity of Benefits Committee Members. The members of the Benefits Committee may rely upon any information, report or opinion supplied to them by any officer of the Company or any legal counsel, independent public accountant or actuary, and shall be fully protected in relying upon any such information, report or opinion. No member of the Benefits Committee shall have any liability to the Company or any Participant, former Participant, designated Beneficiary, person claiming under or through any Participant or designated Beneficiary or other person interested or concerned in connection with any decision made by such member of the Benefits Committee pursuant to the Plan which was based upon any such information, report or opinion if such member of the Benefits Committee relied thereon in good faith.

Section 17.7. Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Employer or to interfere with the right of any Employer to discipline or discharge the Participant at any time.

Section 17.8. Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Benefits Committee by furnishing any and all information requested by the Benefits Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Benefits Committee may deem necessary.

Section 17.9. Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

Section 17.10. Captions. The captions of the articles, sections and paragraphs of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

Section 17.11. Governing Law. The provisions of the Plan shall be construed and interpreted according to the internal laws of the State of Illinois without regard to its conflicts of laws principles, to the extent not preempted by any applicable federal law.

Section 17.12. Notice. Any notice or filing required or permitted to be given to the Benefits Committee under the Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

R. R. Donnelley & Sons Company

Attn: Vice President, Benefits

77 W. Wacker (Mail Code 77-10)

Chicago, IL 60601

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under the Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

Section 17.13. Successors. The provisions of the Plan shall bind and inure to the benefit of the Participant’s Employer and its successors and assigns and the Participant and the Participant’s designated Beneficiaries.

Section 17.14. Spouse’s Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.

Section 17.15. Validity. In case any provision of the Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

Section 17.16. Incompetent. If the Benefits Committee determines in its discretion that a benefit under the Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Benefits Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Benefits Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

Section 17.17. Court Order. The Benefits Committee is authorized to comply with any court order in any action in which the Plan or the Benefits Committee has been named as a party, including any action involving a determination of the rights or interests in a Participant’s benefits under the Plan. Notwithstanding the foregoing, the Benefits Committee shall interpret this provision in a manner that is consistent with applicable tax law, including but not limited to guidance issued after the effective date of the Plan.

Section 17.18. Insurance. The Employers, on their own behalf or on behalf of the Trustee, and, in their sole discretion, may apply for and procure insurance on the life of the Participant, in such amounts and in such forms as the Trust may choose. The Employers or the Trustee, as the case may be, shall be the sole owner and beneficiary of any such insurance. The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Employers shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Employers have applied for insurance.

Section 17.19. Legal Fees To Enforce Rights After Change in Control. The Company and each Employer are aware that upon the occurrence of a Change in Control, the Board or the board of directors of a Participant’s Employer (which might then be composed of new members) or a shareholder of the Company or the Participant’s Employer, or of any successor corporation might then cause or attempt to cause the Company, the Participant’s Employer or such successor to refuse to comply with its obligations under the Plan and might cause or attempt to cause the Company or the Participant’s Employer to institute, or may institute, litigation seeking to deny Participants the benefits intended under the Plan. In these circumstances, the purpose of the Plan could be frustrated. Accordingly, if, following a Change in Control, it should appear to any Participant that the Company, the Participant’s Employer or any successor corporation has failed to comply with any of its obligations under the Plan or any agreement thereunder or, if the

Company, such Employer or any other person takes any action to declare the Plan void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from any Participant the benefits intended to be provided, then the Company and the Participant’s Employer irrevocably authorize such Participant to retain counsel of his or her choice at the expense of the Company and the Participant’s Employer (who shall be jointly and severally liable) to represent such Participant in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company, the Participant’s Employer or any director, officer, shareholder or other person affiliated with the Company, the Participant’s Employer or any successor thereto in any jurisdiction.

IN WITNESS WHEREOF, the Company has signed this Plan document as of                     , 2007.

R. R. Donnelley & Sons Company

By:
Title: